EXHIBIT 21

LIST OF SUBSIDIARIES

WHOLLY OWNED SUBSIDIARIES OF KNOLL, INC.	JURISDICTION OF INCORPORATION
T.K.G. Canada, Inc.	New Brunswick, Canada

Knoll North America Corp. (wholly owned by T.K.G. Canada, Inc.)	Ontario, Canada

Spinneybeck Enterprises, Inc.	New York

Spinneybeck, LTD. (wholly owned subsidiary of Spinneybeck Enterprises, Inc.)	Ontario, Canada

Knoll Overseas, Inc.	Delaware

Knoll Europe B.V. (wholly owned subsidiary of Knoll Overseas, Inc.)	Netherlands

Knoll Italy, Ltd. (wholly owned subsidiary of Knoll Europe B.V.)	England & Wales

Knoll International S.p.A. (wholly owned subsidiary of Knoll Europe B.V.)	Italy

Knoll International, Ltd. (wholly owned subsidiary of Knoll Europe B.V.)	England & Wales

Knoll International S.A. (wholly owned subsidiary of Knoll Europe B.V.)	France

Knoll International Deutschland GmBH (wholly owned subsidiary of Knoll Europe B.V.)	Germany

Knoll International Belgium S.A. (wholly owned subsidiary of Knoll Europe B.V.)	Belgium

Knoll Muebles y Sistemas S.A.	Columbia